EXHIBIT 99.b


                               [GRAPHIC OMITTED]

Contacts:    INVESTMENT COMMUNITY           MEDIA
             Marc R. Shiffman               George Sard/Maureen Bailey
             Sunbeam Corporation            Sard Verbinnen & Co.
             (561) 243-2142                 (212) 687-8080

              SUNBEAM REPORTS SECOND AND THIRD QUARTER 1998 RESULTS

          RESULTS INCLUDE $302 MILLION OF LARGELY NON-CASH NET CHARGES;
 COMPANY REPORTS IMPROVEMENT IN CASH FLOW, PROGRESS IN WORKING DOWN INVENTORIES
--------------------------------------------------------------------------------

    DELRAY BEACH, FL, DECEMBER 16, 1998--Sunbeam Corporation (NYSE: SOC) today announced results for the second and third quarters of 1998.

    In the second quarter, Sunbeam reported net sales of $578.5 million and a net loss of $344.1 million (including $213 million in primarily non-recurring items), or a loss of $3.41 per diluted share.

    In the third quarter, Sunbeam reported net sales of $496.0 million and a net loss of $188.9 million (including $89 million in primarily non-recurring items), or a loss of $1.88 per diluted share.

    Jerry W. Levin, President and Chief Executive Officer of Sunbeam, said:
"These losses provide a clear indication of the measures necessary to stabilize Sunbeam's businesses and get the Company back on track. Second and third quarter results reflect $302 million in largely non-cash non-recurring net charges, as well as substantial operating losses largely due to the effects of excessive inventories that had been built up, both in the trade and at the Company, during prior periods. These losses should not detract from the significant progress we have made in a number of important areas. We have assembled an outstanding management team, which is now in place and focused on our dual objectives of growth and profitability. We believe we have worked down retail trade inventories by more than $80 million and expect them to be in balance by year-end. We have also made progress on our own surplus inventories. Excluding grills, POS sell-through continues to be positive and Sunbeam's brands are strong. We have improved cash flow and our cash requirements for operating activities in the third quarter totaled less than $10 million. The fourth quarter is tracking at about the same rate. This represents a significant

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improvement from the nearly $220 million Sunbeam used in the first six months of
1998. Our liquidity remains ample, with $300 million in cash and borrowing capacity. While our fourth quarter will continue to be burdened by certain non-recurring charges and the working down of remaining excess inventories, the quarter should begin to show improving performance. We expect this improvement to gain momentum in 1999."

    In accordance with generally accepted accounting principles, Sunbeam has classified $1.4 billion in debt as short term, reflecting the previously announced modification of its covenant requirements through April 10, 1999.

    NINE MONTHS RESULTS

    For the nine months ended September 30, 1998, Sunbeam reported net sales of $1.3 billion, compared with $810.7 million the prior year. The 1998 results reflect the acquisition of an 81% interest in The Coleman Company, Inc., which closed March 30, as well as the acquisitions of First Alert and Signature Brands, which closed April 6. Excluding the $717.2 million of sales generated by the acquired entities and the effects of a change in fiscal year, sales of discontinued inventory, divested product lines and a benefit in 1997 from the reduction of cooperative advertising accruals, comparable sales were $594.0 million, a decrease of 24% from $776.8 million in the first nine months of 1997. Product sales were adversely affected by changes in retail inventory levels, price discounting and higher provisions for estimated returns, shipping costs, rebates and other customer allowances.

    For the nine months, Sunbeam reported a net loss of $587.1 million, or $6.12 per basic and diluted share, compared with earnings of $28.8 million, or $0.34 per basic share and $0.33 per diluted share in the prior year.

    The 1998 period includes $339 million in charges, of which $37 million was taken in the first quarter, $213 million in the second quarter, and $89 million in the third quarter. Charges related to excess inventory and impaired fixed assets, taken principally in the second quarter, totaled $119 million. Additionally, 1998 results include $112 million related to the early extinguishment of debt, $34 million of severance and compensation expense (including $31 million of executive compensation expense recorded in the first quarter), and a $70 million charge related to issuance of warrants. Also reflected in the 1998 results are $18 million of fees related primarily to the restatement of the Company's historical financial statements and related

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litigation, and Year 2000 remediation as well as $14 million of non-recurring benefits comprised of a litigation settlement and the reversal of reserves no longer required.

     Interest expense for the nine months rose to $90.1 million from $7.8 million the prior year, primarily related to higher borrowing levels in 1998 for the acquisitions and for increased working capital.

    SECOND QUARTER RESULTS

    Second quarter net sales were $578.5 million, compared with $271.4 million in the prior year. Excluding $376.3 million in 1998 sales generated by the acquired entities and $8.3 million in 1997 sales of discontinued inventory and sales reserve reversals, comparable net sales were $202.2 million in 1998, a 23% decrease from $263.1 million in the second quarter of 1997.

    The second quarter net loss was $344.1 million, or $3.41 per basic and diluted share, compared with net income of $8.7 million, or $0.10 per basic and diluted share for the prior year.

    THIRD QUARTER RESULTS

    Third quarter net sales were $496.0 million, compared with $286.8 million in the prior year. Excluding $326.1 million in sales generated by the acquired entities, $1.9 million for a change in fiscal period related to the acquisitions, and discontinued inventory sales of $5.4 million in 1998 and $7.6 million in 1997, comparable net sales were $162.6 million, a 42% decrease from $279.2 million in the third quarter of 1997.

    The third quarter net loss was $188.9 million, or $1.88 per basic and diluted share, compared with net income in the 1997 period of $24.8 million, or $0.29 per basic share and $0.28 per diluted share.

    Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam/registered trademark/, Oster/registered trademark/, Grillmaster/registered trademark/, Coleman/registered trademark/, Mr. Coffee/registered trademark/ , First Alert/registered trademark/, Powermate/registered trademark/, Health o meter/registered trademark/, Eastpak/registered trademark/ and Campingaz/registered trademark/.

                              CAUTIONARY STATEMENTS

CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF SUNBEAM TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS DUE TO VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER THE CAPTIONS "CAUTIONARY STATEMENTS" IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                                 ------------------       ----------------
                                                 JUNE 30,   JUNE 29,      JUNE 30,  JUNE 29,
                                                    1998       1997         1998      1997
                                                 --------   --------      --------  --------
                                                           AS RESTATED             AS RESTATED
                                                     (UNAUDITED)              (UNAUDITED)
Net sales ....................................  $ 578,488  $271,391       $826,089  $523,879
Cost of goods sold............................    630,965   216,055        844,794   410,328
Selling, general and administrative expense...    140,801    38,489        211,940    79,648
                                                ---------  --------       --------  --------
Operating (loss) earnings.....................   (193,278)   16,847       (230,645)   33,903
Interest expense..............................     42,408     2,973         47,480     4,966
Other expense, net............................      2,085       336          5,251       413
                                                ---------  --------       --------  --------
(Loss) earnings from continuing operations
   before income taxes, minority interest
   and extraordinary charges..................   (237,771)   13,538       (283,376)   28,524
Income taxes (benefit):
  Current.....................................      3,272    (4,655)         3,598    (5,707)
  Deferred....................................      1,983     9,471          1,534    16,482
                                                ---------  --------      ---------  --------

                                                    5,255     4,816          5,132    10,775
                                                ---------  --------      ---------  --------

Minority interest.............................     (2,063)        -         (2,063)        -
                                                ---------  --------      ---------  --------
(Loss) earnings from continuing operations
  before extraordinary item...................   (240,963)    8,722       (286,445)   17,749
Loss from discontinued operations, net of taxes         -         -              -   (13,713)
Extraordinary charges from early extinguishment
   of debt, net of taxes ......................  (103,091)        -       (111,715)        -
                                                ---------  --------      ---------  --------

Net (loss) earnings............................ $(344,054) $  8,722      $(398,160) $  4,036
                                                =========  ========      =========  ========

(Loss) earnings per share:
   (Loss) earnings from continuing operations
     before extraordinary charges:
        Basic.................................. $   (2.39) $   0.10      $   (3.06) $   0.21
        Diluted................................     (2.39)     0.10          (3.06)     0.20
   Loss from discontinued operations:
       Basic...................................         -         -              -     (0.16)
       Diluted.................................         -         -              -     (0.15)
   Extraordinary charge:
       Basic...................................     (1.02)        -          (1.20)        -
       Diluted.................................     (1.02)        -          (1.20)        -
                                                ---------  --------      ---------  --------
   Net (loss) earnings:
       Basic................................... $   (3.41) $   0.10      $   (4.26) $   0.05
                                                =========  ========      =========  ========
       Diluted................................. $   (3.41) $   0.10      $   (4.26) $   0.05
                                                =========  ========      =========  ========

Weighted average common shares outstanding:
       Basic...................................   100,804    84,815         93,518    84,501
       Diluted.................................   100,804    87,212         93,518    86,711

Dividends declared per share of common stock... $    0.01   $  0.01      $    0.02   $  0.02

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

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                    THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                    ------------------                   -----------------
                                               SEPTEMBER 30,  SEPTEMBER 28,        SEPTEMBER 30,  SEPTEMBER 28,
                                                    1998       1997                     1998       1997
                                                 ---------- ----------                --------  ----------
                                                            AS RESTATED                         AS RESTATED
                                                      (UNAUDITED)                         (UNAUDITED)
Net sales ...................................... $ 496,039  $286,819                $1,322,129  $810,698
Cost of goods sold..............................   428,629   210,359                 1,273,424   620,646
Selling, general and administrative expense.....   228,441    31,362                   440,381   111,051
                                                 ---------  --------                ----------  --------

Operating (loss) earnings.......................  (161,031)   45,098                  (391,676)   79,001
Interest expense................................    42,669     2,850                    90,149     7,816
Other income, net...............................   (10,987)   (1,307)                   (5,738)     (894)
                                                 ---------  --------                ----------  --------
(Loss) earnings from continuing operations
   before income taxes, minority interest
   and extraordinary charges....................  (192,713)   43,555                  (476,087)   72,079
Income taxes (benefit):
  Current.......................................       396    18,580                     3,995    12,873
  Deferred......................................    (2,814)   (2,476)                   (1,280)   14,006
                                                 ---------  --------                ----------  --------

                                                    (2,418)   16,104                     2,715    26,879
                                                 ---------  --------                ----------  --------
Minority interest...............................    (1,384)        -                    (3,447)        -
                                                 ---------  --------                ----------  --------
(Loss) earnings from continuing operations
  before extraordinary item.....................  (188,911)   27,451                  (475,355)   45,200
Loss from discontinued operations, net of taxes.         -    (2,683)                        -   (16,396)
Extraordinary charges from early extinguishment
   of debt, net of taxes .......................         -         -                  (111,715)        -
                                                 ---------  --------                ----------  --------

Net (loss) earnings............................. $(188,911) $ 24,768                $ (587,070) $ 28,804
                                                 =========  ========                ==========  ========

(Loss) earnings per share:
   (Loss) earnings from continuing operations
     before extraordinary charges:
       Basic.................................... $   (1.88) $   0.32                $    (4.96) $   0.53
       Diluted..................................     (1.88)     0.31                     (4.96)     0.52
   Loss from discontinued operations:
       Basic....................................         -     (0.03)                        -     (0.19)
       Diluted..................................         -     (0.03)                        -     (0.19)
   Extraordinary charge:
       Basic....................................         -         -                     (1.16)        -
       Diluted..................................         -         -                     (1.16)        -
                                                 ---------  --------                ----------  --------
   Net (loss) earnings:
       Basic.................................... $   (1.88) $   0.29                $    (6.12) $   0.34
                                                 =========  ========                ==========  ========
       Diluted.................................. $   (1.88) $   0.28                $    (6.12) $   0.33
                                                 =========  ========                ==========  ========

Weighted average common shares outstanding:
       Basic....................................   100,722    85,283                    95,919    84,762
       Diluted..................................   100,722    88,075                    95,919    87,216

Dividends declared per share of common stock.... $    0.00  $   0.01                $     0.02  $   0.03
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